Exhibit 10.1

SIXTH AMENDMENT TO

SECOND AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS SIXTH AMENDMENT (this “Amendment”) to the Second Amended and Restated Loan and Security Agreement is entered into as of the 14th day of August, 2003, by and between PECO II, Inc. (the “Borrower”) and The Huntington National Bank (the “Bank”).

RECITALS:

A. As of October 22, 1999, the Borrower and the Bank executed a certain Second Amended and Restated Loan and Security Agreement that was amended by a certain First Amendment to Second Amended and Restated Loan and Security Agreement, dated as of April 28, 2000, by a certain Second Amendment to Second Amended and Restated Loan and Security Agreement, dated as of December 29, 2000, by a certain Third Amendment to Second Amended and Restated Loan and Security Agreement, dated as of June 30, 2002, by a certain Fourth Amendment to Second Amended and Restated Loan and Security Agreement, dated as of November 14, 2002, and by a certain Fifth Amendment to Second Amended and Restated Loan and Security Agreement, dated as of January 1, 2003 (as so amended, the “Loan Agreement”), setting forth the terms of certain extensions of credit to the Borrower; and

B. As of October 22, 1999, the Borrower executed and delivered to the Bank, inter alia, an amended and restated revolving note in the original principal sum of Ten Million Dollars ($10,000,000.00) that was amended and restated by a certain Second Amended and Restated Revolving Note, dated April 28, 2000, in the original principal amount of up to Twenty Million Dollars ($20,000,000), as further amended and restated by a certain Third Amended and Restated Revolving Note, dated As of April 30, 2002, in the original principal amount of up to Twenty Million Dollars ($20,000,000), as further amended and restated by a certain Fourth Amended and Restated Revolving Note, dated as of June 30, 2002, in the original principal amount of up to Ten Million Dollars ($10,000,000), as further amended and restated by a certain Fifth Amended and Restated Revolving Note, dated as of November 14, 2002, in the original principal amount of up to Two Million Dollars ($2,000,000), and as further amended and restated by a certain Sixth Amended and Restated Revolving Note, dated as of March 28, 2003, in the original principal amount of up to Seven Hundred Fifty Thousand Dollars ($750,000) (hereinafter the “Revolving Note” or the “Note”); and

C. In connection with the obligations evidenced by Loan Agreement and the Note, and at various times (prior to, as of the date of, and after the date of, the execution of the Loan Agreement), the Borrower executed and delivered to the Bank certain other loan documents, promissory notes, consents, assignments, agreements and instruments in connection with the indebtedness referred to in the Loan Agreement (all of the foregoing, together with the Note and the Loan Agreement, are hereinafter collectively referred to as the “Loan Documents”); and

D. As of June 30, 2003, the Borrower is in default of Section 7.13, “Tangible Net Worth,” of the Loan Agreement (the “Identified Default”); and

E. The Borrower has requested that the Bank waive the Identified Default and amend and modify certain terms and covenants in the Loan Agreement, and the Bank is willing to do so upon the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and promises contained herein, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto for themselves and their successors and assigns do hereby agree, represent and warrant as follows:

1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement.

2. The Bank hereby waives the Identified Default for the period through and including the date of this Amendment.

3. The first paragraph in Section 7.13, “Tangible Net Worth,” of the Loan Agreement is hereby amended to recite as follows:

7.13 Tangible Net Worth.

The Borrower, on a consolidated basis, shall achieve as of September 30, 2003, a Tangible Net Worth of not less than $43,200,000. In addition, the Borrower, on a consolidated basis, shall maintain at all times a Tangible Net Worth of not less than $41,000,000, for the period beginning December 31, 2003, and continuing at all times thereafter.

The remainder of Section 7.13 shall remain as originally written.

4. Conditions of Effectiveness. This Amendment shall become effective as of August 14, 2003, upon satisfaction of all of the following conditions precedent:

(a) The Bank shall have received two originals of this Amendment duly executed by the Borrower, and such other certificates, instruments, documents, and agreements as may be required by the Bank, each of which shall be in form and substance satisfactory to the Bank and its counsel; and

(b) The Bank shall have executed this Amendment; and

(c) The representations contained in the immediately following paragraph shall be true and accurate.

5. Representations. The Borrower represents and warrants that after giving effect to this Amendment (a) each and every one of the representations and warranties made by or on behalf of the Borrower in the Loan Agreement or the Loan Documents is true and correct in all respects on and as of the date hereof, except to the extent that any of such representations and warranties related, by the expressed terms thereof, solely to a date prior hereto; (b) the Borrower has duly and properly performed, complied with and observed each of its covenants, agreements and obligations contained in the Loan Agreement and Loan Documents; and (c) no event has occurred or is continuing, and no condition exists which would constitute an Event of Default or a Pending Default.

6. Amendment to Loan Agreement. (a) Upon the effectiveness of this Amendment, each reference in the Loan Agreement to “Second Amended and Restated Loan and Security Agreement,” “Loan and Security Agreement,” “Loan Agreement,” “Agreement,” the prefix “herein,” “hereof,” or words of similar import, and each reference in the Loan Documents to the Loan Agreement, shall mean and be a reference to the Loan Agreement as amended hereby. (b) Except as modified herein, all of the representations, warranties, terms, covenants and conditions of the Loan Agreement, the Loan Documents and all other agreements executed in connection therewith shall remain as written originally and in full force and effect in accordance with their respective terms, and nothing herein shall affect, modify, limit or impair any of the rights and powers which the Bank may have thereunder. The amendment set forth herein shall be limited precisely as provided for herein, and shall not be deemed to be a waiver of, amendment of, consent to or modification of any of the Bank’s rights under or of any other term or provisions of the Loan Agreement, any Loan Document, or other agreement executed in connection therewith, or of any term or provision of any other instrument referred to therein or herein or of any transaction or future action on the part of the Borrower which would require the consent of the Bank, including, without limitation, waivers of Events of Default which may exist after giving effect hereto. The Borrower ratifies and confirms each term, provision, condition and covenant set forth in the Loan Agreement and the Loan Documents and acknowledges that the agreement set forth therein continue to be legal, valid and binding agreements, and enforceable in accordance with their respective terms.

7. Waiver and Release of All Claims and Defenses. The Borrower hereby releases, remises, acquits and forever discharges the Bank, its employees, agents, representatives, consultants, attorneys, fiduciaries, servants, officers, directors, predecessors, successors and assigns, subsidiary corporations, parent corporations, and related corporate divisions (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, and in any way directly or indirectly arising out of or in any way connected to the Loan Agreement or this Amendment or to any of the Loan Documents, including but not limited to any and all Collateral or additional collateral or security, including any proceeds therefrom and the application of such proceeds to the Obligations, and any and all other obligations of the Borrower to the Bank, including but not limited to all indebtedness, debts, liabilities, obligations, and to claims relating to the negotiation of the Agreement or this Amendment (all of the foregoing hereinafter called the “Released Matters”), whether heretofore or hereafter arising, for or because of any matter or things done, omitted or suffered to be done by any of the Released Parties prior to and including the date of execution hereof. The Borrower acknowledges that the agreements in this paragraph are intended to be in full satisfaction of all or any alleged injuries or damages arising in connection with the Released Matters. The Borrower represents and warrants to the Bank that it has not purported to transfer, assign or otherwise convey any right, title or interest of such party in any Released Matter to any other person or entity and that the foregoing constitutes a full and complete release of all Released Matters. Nothing contained in this Agreement prevents enforcement of this release.

8. Waivers Voluntary. The releases and waivers contained in this Amendment are freely, knowingly and voluntarily given by the Borrower, without any duress or coercion, after the Borrower has had opportunity to consult with its counsel and has carefully and completely read all of the terms and provisions of this Amendment.

9. No Waiver or Cure of Event of Default. Except to the extent provided in paragraph 2 above, nothing in this Amendment shall be construed to waive, modify, or cure any default or Event of Default that exist or may exist under the Loan Agreement or the Loan Documents.

10. Authority. The Borrower hereby represents and warrants to the Bank that (a) the Borrower has legal power and authority to execute and deliver the within Amendment; (b) the officer executing the within Amendment on behalf of the Borrower has been duly authorized to execute and deliver the same and bind the Borrower with respect to the provisions provided for herein; (c) the execution and delivery hereof by the Borrower and the performance and observance by the Borrower of the provisions hereof do not violate or conflict with the articles of incorporation, regulations or by-laws of the Borrower or any law applicable to the Borrower or result in the breach of any provision of or constitute a default under any agreement, instrument or document binding upon or enforceable against the Borrower; and (d) this Amendment constitutes a valid and legally binding obligation upon the Borrower in every respect.

11. Counterparts. This Amendment may be executed in two or more counterparts, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute one and the same document. Separate counterparts may be executed with the same effect as if all parties had executed the same counterparts.

12. Costs and Expenses. The Borrower agrees to pay on demand in accordance with the terms of the Loan Agreement all costs and expenses of the Bank in connection with the preparation, reproduction, execution and delivery of this Amendment and all other loan documents entered into in connection herewith, including the reasonable fees and out-of-pocket expenses of the Bank’s counsel with respect thereto.

13. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Ohio, without regard to the conflict of laws principles thereof.

IN WITNESS WHEREOF, the Borrower and the Bank have hereunto set their hands as of the date first set forth above.

THE BORROWER: PECO II, INC.

By:	/s/ JAMES L. GREEN

Its:	President and Chief Executive Officer

By:	/s/ SANDRA A. FRANKHOUSE

Its:	Chief Financial Officer

THE BANK: THE HUNTINGTON NATIONAL BANK

By:	/s/ JEFF CLAWSON

Its:	Assistant VP, Northern Credit Specialist

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